Exhibit 10.4

ANGEION CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Option No.

THIS OPTION AGREEMENT is made as of the 7th day of October 2003, between Angeion Corporation, a Minnesota corporation (the “Company”), and                     , an employee of the Company (the “Optionee”).

The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $0.10 par value per share (the “Common Stock”), to carry out the purposes of the Angeion Corporation 2002 Stock Option Plan (the “Plan”).

THEREFORE, the parties agree as follows:

1.             Grant of Option.  The Company grants to the Optionee the right and option (the “Option”) to purchase from the Company all or any part of an aggregate amount of            shares of the Common Stock of the Company (the “Shares”).  The Option is intended to be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code and is subject to the $100,000 limitation described in Section 4(b) of the Plan.

2.             Purchase Price.  The purchase price of the Shares is $2.00 per share.

3.             Term of Option.  The Option will terminate on October 6, 2013, subject to earlier termination as set forth in Sections 7 and 8.

4.             Exercise of Option.  The Option may be exercised in full beginning October 1, 2009.  The Option will become exercisable earlier, however, if the Common Stock trades at the following price for 20 of 30 consecutive trading days.

Closing Price	Percent of Option Exercisable

$4.00	15%
$4.50	40%
$5.00	60%
$5.50	80%
$6.00	100%

5.             Change of Control.  Upon the occurrence of a Change of Control as defined in the Plan, any unexercisable part of the Option with an exercise price equal to or less than the effective price at which the Change in Control occurs will automatically become immediately exercisable in full, without action required on the part of the Board.

6.             Non-Transferability; Legal Representative.  The Option is not transferable otherwise than by will or the laws of descent and distribution.  The Option is exercisable during the lifetime of the Optionee, only by the Optionee, except in the case of legal incapacity, in which case the Option may be exercised by the Optionee’s legal representative.

7.             Death, Disability or Retirement of Optionee.  If the Optionee’s employment with the Company terminates by reason of death, Disability or Retirement (as these terms are defined in the Plan, except that Retirement means retirement from active employment with the Company or any subsidiary on or after age 62), the Option may be exercised, to the extent that the Optionee is entitled to do so at the date of his or her termination of employment (a) by reason of death, Disability or Retirement, by the Optionee, his or her legal representative, or (b) in the case of death, by the person to whom the Option is transferred by will or the applicable laws of descent and distribution.  The Option may not be exercised and will terminate upon the earlier of (i) two (2) years from the date of the Optionee’s termination of employment, or (ii) the expiration of the term of the Option.

8.             Other Termination of Employment.  If the Optionee’s employment with the Company terminates for any reason other than death, Disability or Retirement, the Option may be exercised, to the extent that the Optionee is entitled to do so at the date of his or her termination of employment, but may not be exercised and will terminate the earlier of (i) three (3) months from the date of the Optionee’s termination of employment, or (ii) the expiration of the term of the Option.  In the event an Optionee’s employment is terminated for Cause (as defined in the Plan), however, all unexercised Options will immediately terminate.

9.             Method of Exercising Option.  The Option may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased.  This notice must be accompanied by payment in full of the purchase price, either by cash, check, certified or bank check, or by delivery of shares of Common Stock already owned by the Optionee (which, in the case of Common Stock acquired upon exercise of an option, has been owned for more than six months on the date of surrender).

10.           Withholding Requirements.  If, at the time of exercise, this Option is determined not to be an incentive stock option in whole or in part, prior to the delivery of Shares purchased pursuant to the exercise, the Company shall have the right to require the Optionee to either pay to the Company cash in an amount sufficient to satisfy applicable federal and state tax withholding requirements or make other arrangements for payment of the tax obligations.  The Company will inform the Optionee as to whether it will require the Optionee to pay cash for withholding taxes or make other arrangements in accordance with the preceding sentence within two (2) business days after receiving from the Optionee notice that the Optionee intends to exercise, or has exercised, all or a portion of the Option.

11.           Certain Dispositions.  If Optionee disposes of any of the shares of Common Stock acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option and the Option was an incentive stock option at the time of exercise, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Optionee is required to promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure (i) notice to the Company of any disposition of the shares of Common Stock acquired upon exercise of the Option within the time periods described above, and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee.

12.           The Plan.  This Option is subject to additional terms and conditions in the Plan under which this Option has been issued.  A copy of the Plan is on file with the Secretary of the Company and Optionee agrees to and accepts this Option subject to the terms of the Plan.

13.           General.  The Company will at all times during the term of the Option reserve and keep available such number of shares of Common Stock as needed to satisfy the requirements of this Option Agreement.

14.           Status; No Right to Continued Employment.  Neither the Optionee nor the Optionee’s executor, administrator, heirs, or legatees (each a “permitted transferee”) has any rights or privileges of a shareholder of the Company in respect of the Shares issuable upon exercise of the Option until certificates representing Shares are issued and, if applicable, the permitted transferee has caused the permitted transferee’s name to be entered as the shareholder of record on the books of the Company.  This Option does not constitute a commitment of any kind that the Company will continue to employ Optionee and does not in any way affect the right of the Company to terminate the employment of Optionee at any time for any reason.

15.           Company Authority.  This Option does not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, additional Common Stock, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.           Disputes.  As a condition of the granting of the Option, the Optionee agrees for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement that may arise under or as a result of or pursuant to this Agreement will be determined by the Committee (as defined in the Plan), in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement will be final, binding and conclusive.

17.           Binding Effect.  This Agreement is binding upon the heirs, executors, administrators and successors of the parties.

18.           Capitalized Terms.  All capitalized terms not otherwise defined have the terms given in the Plan.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

ANGEION CORPORATION

By:
Name:
Title:	President & CEO

OPTIONEE

By:
Name: